EXHIBIT 10.3

Exhibit C

Airfox Service Level Agreement

Section 1: Definitions

This service level agreement (the “Airfox SLA”) shall be used to describe Airfox’s responsibilities with respect to service availability and resolving incidents. Any capitalized terms used but not defined herein shall have the meaning set forth in the Agreement.

For purposes of this Airfox SLA, the following definitions shall be used:

a.

“Business Hours” means 9:00:00AM UTC-3 to 17:00:00PM UTC-3 from Monday through Friday, without exception (including local, national, or international holidays).

b.

“Initial Response” means a verbal, written, or electronic response to an Initial Notice, in each case non-automatic, from Airfox to Client regarding a reported or discovered Error that details its Severity Level and provides a general approach for next steps.

c.

“Final Resolution” means a permanent fix to the Error to bring VV API functionality back into a resolve state.

d.

“Temporary Resolution” means a temporary fix or patch to the Error to bring VV API functionality back to a resolved state until a Final Resolution is available.

Section 2: Service Availability

Upon commencement of Phase 3, Airfox will provide Client access to the VV API seven (7) days per week, twenty-four (24) hours per day, until the end of the Term, excluding Scheduled Downtime.

Section 3: Scheduled Downtime

Airfox shall perform periodic maintenance on the VV API for purposes of system upgrades, maintenance, and backup procedures.  When commercially reasonable, Airfox will perform such maintenance without disrupting access to the VV API. Where access needs to be disrupted (“Scheduled Downtime”), Airfox shall: (i) where possible, perform such maintenance during low usage periods; (ii) where possible, provide reasonable advance notice to Client of the Scheduled Downtime; (iii) use commercially reasonable efforts to limit the amount of Scheduled Downtime. Scheduled Downtime shall will not exceed six hours (6) per month.

Section 4: Client IT Support

Airfox will use commercially reasonable efforts to provide Client with:

a.

all necessary resources to support the VV Services with respect to the VV API; and

b.

e-mail support to assist in identifying and resolving errors with respect to the VV API.

Section 5: Incident Management

A.

Incident Severity

Airfox and Client acknowledge and agree that there may be defects in the VV API or defects in features within the Airfox Mobile Wallet that directly impact the performance of the VV API and prevent it from performing as accepted (each an “Error”). Errors may include operation and functionality defects, security defects, viruses and bugs. Errors shall not include any issues related to VV Services that are beyond Airfox’s reasonable control. When Airfox initially detects, or when Client initially reports to Airfox, an Error, (“Initial Notice”), Airfox will promptly classify the Error in accordance with the severity levels set forth in Table A1 below (each a “Severity Level”). Airfox may modify the classification after the Initial Response if appropriate.

Table A1 – Severity Level Guidelines
Severity Level	Definition
Severity 1

A critical problem in which the VV API (i) is down, inoperable, inaccessible, or unavailable, (ii) otherwise materially ceases operation, or (iii) performs or fails to perform so as to prevent useful work from being done.

Severity 2

A problem in which the VV API (i) is severely limited or major functions are performing improperly, and the situation is significantly impacting certain portions of Users’ operations or productivity, or (ii) has been interrupted but recovered, and there is high risk of recurrence.

Severity 3

A minor or cosmetic problem with the VV API that (i) is an irritant, affects non- essential functions, or has minimal operations impact, (ii) is localized or has isolated impact, (iii) is a nuisance, (iv) results in visual errors, or (v) is otherwise not Severity 1 or Severity 2, but represents a failure of the VV API to conform to specifications.

B.

Incident response

If Initial Notice occurs during Business Hours,Airfox will provide Client with Initial Responses, Temporary Resolutions, and Final Resolutions within the timeframes provided in Table B1 below.

Table B1 – Incident Response for Initial Notices within Business Hours
Severity Level	Initial Response	Temporary Resolution	Final Resolution
1	3 hours	12 hours	7 days
2	6 hours	34 hours	10 days
3	34 hours	5 days	21 days

If Initial Notice occurs outside of Business Hours, Airfox will provide Client with Initial Responses, Temporary Resolutions, and Final Resolutions within the timeframes provided in Table B2 below.

Table B2 – Incident Response for Initial Notices outside of Business Hours
Severity Level	Initial Response	Temporary Resolution	Final Resolution
1	6 hours	17 hours	7 days
2	17 hours	3 days	12 days
3	34 hours	5 days	21 days